Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

THE NFT GAMING COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(2)	Rule 457	(o)	—	—	$8,050,000		0.00011020	$887.11
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(2)	Rule 457	(o)	—	—	$8,251,059	(3)	0.00011020	$909.27

	Total Offering Amounts						$16,301,059			$1,796.38
	Total Fees Previously Paid									$0
	Total Fee Offsets									$0
	Net Fee Due									$1,796.38

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act, there is also being registered hereby an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)	For purposes of calculating the proposed maximum aggregate offering price, we have multiplied 1,988,207 representing the number of shares covered by the resale prospectus by an assumed price of $4.15 per share.